                                                                      EXHIBIT 23
INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Toro Company:

We consent to incorporation by reference in the Registration Statements (Nos. 33-44668, 33-51563, 33-55550, 33-59563, 333-44879, 333-87461, 333-36166,
333-39052, 333-47260, 333-57198, 333-89262, 333-89260, and 333-10004) on Form
S-8 of The Toro Company of our report dated December 9, 2002, relating to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 2002 and 2001, and the related consolidated statements of earnings, cash flows, and changes in stockholders' equity and related financial statement schedule for each of the years in the three year period ended October 31, 2002, which report is included in the annual report on Form 10-K of The Toro Company.

/s/ KPMG LLP

Minneapolis, Minnesota
January 16, 2003